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                                                                    EXHIBIT 10.2

                          TRANSITION SERVICES AGREEMENT

         TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of ________, 2001, by and between InfoCure Corporation, a Delaware corporation ("InfoCure"), and PracticeWorks, Inc., a Delaware corporation ("PracticeWorks").

         WHEREAS, PracticeWorks is an indirect wholly owned subsidiary of InfoCure;

         WHEREAS, InfoCure and PracticeWorks have entered into an Agreement and Plan of Distribution, dated as of _________, 2001 (the "Distribution Agreement"), pursuant to which InfoCure will transfer certain assets to PracticeWorks and PracticeWorks will assume certain liabilities of InfoCure;

         WHEREAS, in connection with the transactions contemplated by the Distribution Agreement, InfoCure and PracticeWorks wish to enter into this Agreement;

         WHEREAS, by this Agreement, the parties desire to confirm their agreement with respect to services to be provided to each other commencing on the Distribution Date, and to set forth the basis for the provision of further services of the type referred to herein;

         WHEREAS, PracticeWorks is able and willing to provide the specified services to InfoCure, and InfoCure desires to engage PracticeWorks as an independent contractor to provide the same in accordance with the terms set forth herein; and

         WHEREAS, InfoCure is able and willing to provide the specified services to PracticeWorks, and PracticeWorks desires to engage InfoCure as an independent contractor to provide the same in accordance with the terms set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency whereof are hereby acknowledged, the parties hereto further agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         "Additional Services" shall have the meaning set forth in Article III of this Agreement.

         "Agreement" shall have the meaning set forth in the preamble to this Agreement.


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         "Agreement Disputes" shall have the meaning set forth in Section 11.1 of this Agreement.

         "Applicable Rate" shall mean the rate of interest per annum announced from time to time by SunTrust Bank, N.A. as its prime lending rate plus 4% per annum.

         "Bankruptcy Event" with respect to a party shall mean the filing of an involuntary petition in bankruptcy or similar proceeding against such party seeking its reorganization, liquidation or the appointment of a receiver, trustee or liquidator for it or for all or substantially all of its assets, whereupon such petition shall not be dismissed within sixty (60) days after the filing thereof, or if such party shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, (ii) file a voluntary petition or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or an answer seeking reorganization or an arrangement with its creditors or take advantage of any insolvency law with respect to itself as debtor, or (v) file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency proceedings or any similar proceedings;

         "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Atlanta, Georgia are authorized or obligated by law or executive order to close.

         "Change in Control" of a party shall mean (i) a change in the composition of the board of directors of such party (other than a change due to the death or disability of a member of the board of directors) such that at the end of any period of twelve (12) consecutive months a majority of the persons constituting such board of directors were not directors at the start of such period and were not elected by vote of a majority of the directors who were directors at the start of such period), (ii) the sale or other disposition by such party of all or substantially all of the assets of such party (other than a bona fide pledge in connection with a financing), or (iii) a merger, consolidation or other business combination involving such party, which results in the stockholders of such party immediately prior to such event owning less than 50% of the capital stock of the surviving entity;

         "Charges" shall have the meaning set forth in Section 4.1 of this Agreement.

         "Distribution" shall mean the distribution of the outstanding common stock of PracticeWorks to the stockholders of InfoCure.

         "Distribution Agreement" shall have the meaning set forth in the recitals to this Agreement.

         "Distribution Date" shall mean such date as may be determined by the Board of Directors of InfoCure, or such committee of such Board of Directors as shall be designated by the Board of Directors of InfoCure, as the record date for the Distribution.


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         "Employee Benefits and Compensation Allocation Agreement" shall mean the Employee Benefits and Compensation Allocation Agreement by and between InfoCure and PracticeWorks, which agreement shall be entered into prior to or on the Distribution Date in the form attached as Exhibit B to the Distribution Agreement.

         "Fees" shall mean, collectively, the Charges, Variable Fees and Fixed Fees.

         "Fixed Fees" shall mean the PracticeWorks Fixed Fees and the InfoCure Fixed Fees.

         "Indemnifying Party" shall have the meaning set forth in Section 7.3(a) of this Agreement.

         "Indemnitee" shall have the meaning set forth in Section 7.3(a) of this Agreement.

         "InfoCure" shall have the meaning set forth in the preamble to this Agreement.

         "InfoCure Fees" shall mean the InfoCure Variable Fees and the InfoCure Fixed Fees.

         "InfoCure Fixed Fees shall have the meaning set forth in Section 4.3.2 of this Agreement.

         "InfoCure Services" shall have the meaning set forth in Section 2.2 of this Agreement.

         "InfoCure Variable Fees" shall have the meaning set forth in Section
4.2.2 of this Agreement.

         "Loss" shall mean any damage, claim, loss, charge, action, suit, proceeding, deficiency, tax, interest, penalty and reasonable costs and expenses (including reasonable attorneys' fees).

         "Management Services" shall mean the PracticeWorks Services and the InfoCure Services.

         "Person" shall mean any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "PracticeWorks" shall have the meaning set forth in the preamble to this Agreement.

         "PracticeWorks Fees" shall mean the PracticeWorks Variable Fees and the PracticeWorks Fixed Fees.

         "PracticeWorks Fixed Fees" shall have the meaning set forth in Section
4.2.1 of this Agreement.



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         "PracticeWorks Services" shall have the meaning set forth in Section
2.1 of this Agreement.

         "PracticeWorks Variable Fees" shall have the meaning set forth in
Section 4.3.1 of this Agreement.

         "Reimbursed Party" shall have the meaning set forth in Section 4.1 of this Agreement.

         "Reimbursing Party" shall have the meaning set forth in Section 4.1 of this Agreement.

         "Rules" shall have the meaning set forth in Section 11.3 of this Agreement.

         "Services" shall mean, collectively, the Management Services and, if agreed to provide the Additional Services, the Additional Services.

         "Tax Disaffiliation Agreement" shall mean the Tax Disaffiliation Agreement by and between InfoCure and PracticeWorks, which agreement shall be entered into prior to or on the Distribution Date in the form attached as Exhibit C to the Distribution Agreement.

         "Third Party Claim" shall have the meaning set forth in Section 7.3(a) of this Agreement.

         "Variable Fees" shall mean the PracticeWorks Variable Fees and the InfoCure Variable Fees.

                                   ARTICLE II.

                               MANAGEMENT SERVICES

         SECTION 2.1 PROVISION OF SERVICES BY PRACTICEWORKS. Commencing on the Distribution Date, InfoCure hereby engages and retains PracticeWorks to provide or otherwise make available to InfoCure the services described in this Section
2.1 (collectively, the "PracticeWorks Services"), and PracticeWorks hereby accepts and agrees to provide the PracticeWorks Services to InfoCure, for the term and consideration as specified herein. The fee payable for the PracticeWorks Services shall be determined in accordance with Article IV of this Agreement.

                  SECTION 2.1.1 TAX SERVICES. Subject to the applicable provisions of the Tax Disaffiliation Agreement, PracticeWorks shall provide InfoCure with the following tax services: preparation of federal income tax returns; preparation of state and local tax returns (including income tax returns); business license renewals; property tax returns; filing of state sales and other state tax returns; preparation of financial statement disclosures and calculation of tax provisions for financial statement purposes; conducting negotiations with tax authorities as necessary; and providing tax research and planning and assistance with respect to federal, state and local audits initiated during the term of this Agreement. The tax services described in this
         Section 2.1.1 shall be provided by PracticeWorks until terminated pursuant to the provisions of Article IX hereof. Upon termination of such services for any reason, PracticeWorks shall provide to InfoCure copies of its records relating to federal, state and local tax


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         returns filed by or on behalf of InfoCure, and all other correspondence and documentation reasonably required by InfoCure relating to payment of its taxes.

                  SECTION 2.1.2 ACCOUNTING SERVICES. PracticeWorks shall provide InfoCure with the following accounting services: maintenance of InfoCure's general ledger; maintenance of InfoCure's accounts payable and accounts receivable records; Form 1099 preparation; employee-incurred expense reimbursement services; and maintenance of InfoCure's fixed asset records and treasury and cash management services. Such services shall also include information services support, including account maintenance and reporting support, access to the on-line intranet reporting tools, access to SofTrax (or its equivalent), access to sales commission database software services and sales commission database support, and continued remote access availability to PracticeWorks' corporate databases. The services described in this Section 2.1.2 shall also be provided by PracticeWorks at the request of InfoCure in connection with InfoCure's preparation of financial statements and any required filings with the Securities and Exchange Commission pursuant to federal securities laws. The services described in this Section 2.1.2 shall be provided by PracticeWorks until terminated pursuant to the provisions of Article IX hereof.

                  SECTION 2.1.3 CORPORATE RECORD-KEEPING SERVICES. PracticeWorks shall maintain all past tax, accounting and payroll records relating to InfoCure, until such time as such records shall be disposed of in accordance with applicable legal requirements and PracticeWorks' normal record disposition policies. PracticeWorks shall give InfoCure thirty
         (30) days' prior written notice of its intention to dispose of such records and shall provide InfoCure with the opportunity to retain the same.

                  SECTION 2.1.4 PAYROLL SERVICES. Until terminated pursuant to the provisions of Article IX hereof, PracticeWorks shall provide InfoCure with payroll services, including payment processing by an outside vendor; Form W-2 preparation; assistance with any required regulatory compliance in connection with any payroll services provided pursuant to this Section 2.1.4; and distribution and maintenance of the InfoCure employee database. Upon termination of such services, PracticeWorks shall provide InfoCure with all payroll records for InfoCure employees, including information for calendar year 2000.

                  SECTION 2.1.5 INFORMATION TECHNOLOGY SERVICES. Until terminated pursuant to the provisions of Article IX hereof, PracticeWorks shall provide InfoCure with information technology services as such services are requested, including assistance with, installation of, and maintenance of InfoCure's telephonic and computer equipment, including maintaining infrastructure related to WAN T-1 lines, LAN connections, related server and end-user hardware helpdesk support and Telecom T-1's. In addition, PracticeWorks will provide to InfoCure support and maintenance for Softrax, ConnectCare, helpdesk end-user application support and telecom application support.

                  SECTION 2.1.6 CORPORATE OFFICE SERVICES. PracticeWorks shall maintain the corporate facilities, including utilities, cleaning, security, maintenance and repairs, procurement of office supplies, mail and transportation services. In addition, PracticeWorks shall provide to InfoCure switchboard operators and receptionist services.

         SECTION 2.2 PROVISION OF SERVICES BY INFOCURE. Commencing on the Distribution Date, PracticeWorks hereby engages and retains InfoCure to provide or otherwise make available to PracticeWorks the services described in this
Section 2.2 (collectively, the "InfoCure Services"), and InfoCure hereby accepts and agrees to provide the InfoCure Services to PracticeWorks, for the term and consideration as specified herein. The fee payable for the InfoCure Services shall be determined in accordance with Article IV of this Agreement.


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                  SECTION 2.2.1. INSURANCE SERVICES. InfoCure shall from and after the Distribution Date continue in force the then existing liability, property, casualty, indemnity and other business insurance policies applicable to PracticeWorks as a division or subsidiary of InfoCure. All of such insurance coverage shall be maintained by InfoCure until the respective termination dates of the current policies in effect with respect thereto. Thereafter, until terminated pursuant to Article IX of this Agreement, InfoCure shall provide or cause to be provided to PracticeWorks insurance in such amount and on such terms as are customary for businesses such as PracticeWorks.

                  SECTION 2.2.2. EMPLOYEE BENEFITS SERVICES. Subject to the applicable provisions of the Employee Benefits and Compensation Allocation Agreement, from and after the Distribution Date until terminated pursuant to the provisions of Article IX hereof, InfoCure shall provide administrative services with respect to the following benefit plans: medical, dental, vision, life, accidental, death and dismemberment and long-term disability insurance programs. Upon termination of the administrative services provided under this Section 2.2.2, InfoCure shall provide PracticeWorks with such information and records as are reasonably requested by PracticeWorks to enable it to administer the benefit plans in which its employees are enrolled from and after the Distribution Date.

                  SECTION 2.2.3 INFORMATION TECHNOLOGY SERVICES. Until terminated pursuant to the provisions of Article IX hereof, InfoCure shall provide PracticeWorks with information technology services as such services are requested, including assistance with, installation of, and maintenance of PracticeWorks' telephonic and computer equipment.

                                  ARTICLE III.

                               ADDITIONAL SERVICES

         Beginning on such date or dates subsequent to the Distribution Date as are mutually agreed to in writing by the parties, InfoCure and its corporate staff, or PracticeWorks and its corporate staff, will provide or otherwise make available to the other party to this Agreement, such services in addition to those described in Article II hereof as are reasonably requested by PracticeWorks or InfoCure, subject in each case to the parties' agreement to financial consideration and other terms (the "Additional Services"). In the event that either party desires to avail itself of any of such Additional Services, the parties shall negotiate in good faith to reach agreement on the scope and term of such services. When and if an agreement is reached, the parties shall prepare an appropriate schedule or addendum to this Agreement, in which the nature, scope and quality of such services is described in detail. Each such addendum shall be executed on behalf of each party hereto, shall be effective as of its date and shall, upon the Distribution Date, be incorporated into and made an integral part of this Agreement.

                                   ARTICLE IV.

                            REIMBURSEMENT OF EXPENSES

         SECTION 4.1 REIMBURSEMENT GENERALLY. In connection with the Management Services pursuant to Article II hereof and Additional Services pursuant to
Article III hereof, each party (the "Reimbursing Party") shall reimburse the other party (the "Reimbursed Party") for any and all out-of-pocket expenses or costs (collectively, the "Charges") incurred or paid by the Reimbursed Party on behalf of the Reimbursing Party in the performance of any of its responsibilities under this Agreement (including an appropriate allocation for overhead and general and administrative costs).

         SECTION 4.2 VARIABLE FEES.

                  SECTION 4.2.1 PRACTICEWORKS VARIABLE FEES. Unless InfoCure and PracticeWorks shall agree in writing to a different arrangement, InfoCure shall pay to PracticeWorks a


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         fee(s) (collectively, the "PracticeWorks Variable Fees") for the
         PracticeWorks Services described in Section 2.1.4 of this Agreement in an amount equal to the following formulation: (i) the overall amount of expenses and costs attributable to PracticeWorks' provision of such Management Services on a company-wide basis, including provision of such services to InfoCure, (ii) multiplied by a fraction, (A) the numerator of which shall be the number of employees employed by InfoCure and its subsidiaries as of the end of each monthly period and
         (B) the denominator of which shall be the number of employees employed by PracticeWorks and its subsidiaries, plus the number of employees employed at InfoCure, as of the end of each monthly period. (By way of example only, if the overall expenses and costs attributable to PracticeWorks' payroll services are $20,000 for a monthly period, and PracticeWorks has 9,800 employees, and InfoCure has 200 employees, the Variable Fee payable by InfoCure to PracticeWorks for such monthly period for accounting services shall be 20,000 x 200/10,000, which equals a Variable Fee for this monthly period for accounting services of $400.)

                  SECTION 4.2.2 INFOCURE VARIABLE FEES. Unless InfoCure and PracticeWorks shall agree in writing to a different arrangement, PracticeWorks shall pay to InfoCure a fee(s) (collectively, the "InfoCure Variable Fees") for the InfoCure Services described in
         Section 2.2.2 of this Agreement in an amount equal to the following formulation: (i) the overall amount of expenses and costs attributable to InfoCure's provision of such Management Services on a company-wide basis, including provision of such services to PracticeWorks, (ii) multiplied by a fraction, (A) the numerator of which shall be the number of employees employed by PracticeWorks and its subsidiaries as of the end of each monthly period and (B) the denominator of which shall be the number of employees employed by InfoCure and its subsidiaries (excluding PracticeWorks), plus the number of employees employed at PracticeWorks, as of the end of each monthly period.

         SECTION 4.3       FIXED FEES.

                  SECTION 4.3.1 PRACTICEWORKS FIXED FEES. Unless PracticeWorks and InfoCure shall agree in writing to a different arrangement, InfoCure shall pay to PracticeWorks a monthly fee(s) (collectively, the "PracticeWorks Fixed Fees") for the PracticeWorks Services described in Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.5 of this Agreement in an amount that is fixed for each calendar year prior to January 1 of that year. The Fixed Fees for 2001 shall be as set forth on Schedule A attached hereto. The Fixed Fees shall be based on an estimate of the overall amount of expenses and costs attributable to PracticeWorks' provision of such services to InfoCure.

                  SECTION 4.3.2 INFOCURE FIXED FEES. Unless InfoCure and PracticeWorks shall agree in writing to a different arrangement, PracticeWorks shall pay to InfoCure a monthly fee(s) (collectively, the "InfoCure Fixed Fees") for the InfoCure Services described in Sections
         2.2.1 and 2.2.3 of this Agreement in an amount that is fixed for each calendar year prior to January 1 of that year. The Fixed Fees for 2001 shall be as set forth on Schedule A attached hereto. The Fixed Fees shall be based on an estimate of the overall amount of expenses and costs attributable to InfoCure's provision of such services to PracticeWorks.

         SECTION 4.4 TAXES. InfoCure shall pay any applicable sales or use taxes payable with respect to the PracticeWorks Fees and PracticeWorks shall pay any applicable sales or use taxes payable with respect to the InfoCure Fees.

         SECTION 4.5 PREPARATION OF REPORTS. PracticeWorks shall, as and when necessary, prepare all applications, reports, statements and other documents showing the Charges, Fees and the related costs and expenses incurred or paid by PracticeWorks on behalf of InfoCure in the performance of any of its responsibilities under this Agreement. InfoCure shall, as and when necessary, prepare all applications, reports, statements and other documents showing the Charges, Fees and the related costs and expenses incurred or paid by InfoCure on behalf of PracticeWorks in the performance of any of its responsibilities under this Agreement.


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         SECTION 4.6 PAYMENT GENERALLY. To the extent that either party is billed by an outside provider directly, such party shall pay such bill directly. If either party is billed by outside providers for services performed for the other party pursuant to this Agreement, the party receiving the bill may pay the bill and charge the other party the amount of the bill or forward the bill to the other party for payment by such other party. A Fee will be payable on all amounts paid in connection with services provided hereunder, regardless of whether InfoCure or PracticeWorks paid such amounts; provided, however, that to the extent that either party uses an outside provider directly for any services within the scope of this Agreement, such party shall not be liable to the other party for a Fee relating to such services.

         SECTION 4.8 TIME OF PAYMENT. Amounts payable by either party for services provided under this Agreement shall be payable from and after the first day of the month following the month in which the Distribution Date occurs. Variable Fees shall be payable 30 days from submission of a bill and Fixed Fees shall be due on the first day of every month.

                                   ARTICLE V.

                          DISCLAIMER; LIMITED LIABILITY

         SECTION 5.1 DISCLAIMER. Each party shall provide the Management Services (and, if it agrees to provide the Additional Services, the Additional Services) with substantially the same degree of care as it employs in making the same services available for its own operations; provided, however, that neither party shall be liable to the other party or any other person for any loss, damage or expense which may result therefrom or from any change in the manner in which such party renders such services, so long as such party deems such change necessary or desirable in the conduct of its own operations.

         SECTION 5.2 LIMITED LIABILITY. Neither InfoCure nor any of its officers, directors or agents who provide services to PracticeWorks shall be liable to PracticeWorks or to any third party, including any governmental agency or PracticeWorks' stockholders, for any claims, damages or expenses relating to the InfoCure Services (and, if it agrees to provide the Additional Services, Additional Services) provided pursuant to this Agreement, except for willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. Neither PracticeWorks nor any of its officers, directors or agents who provide services to InfoCure shall be liable to InfoCure or to any third party, including any governmental agency or InfoCure's stockholders, for any claims, damages or expenses relating to the PracticeWorks Services (and, if it agrees to provide the Additional Services, Additional Services) provided pursuant to this Agreement, except for willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement.

                                   ARTICLE VI.

                              LICENSES AND PERMITS.

         Each party warrants and covenants that all duties and obligations (including all Services) to be performed hereunder shall be performed in compliance with all material applicable federal, state, provincial and local laws, rules and regulations. Each party shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including all Services) hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses.


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                                  ARTICLE VII.

                                INDEMNIFICATION.

         SECTION 7.1 INDEMNIFICATION BY PRACTICEWORKS. PracticeWorks agrees to indemnify, defend and hold InfoCure harmless from and against any Loss to which InfoCure may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by InfoCure of the InfoCure Services, other than Losses resulting from InfoCure's willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. PracticeWorks further agrees to indemnify, defend and hold InfoCure harmless from and against any Loss to which InfoCure may become subject arising out of, reason of or otherwise in connection with the provision hereunder by PracticeWorks of PracticeWorks Services to InfoCure where such Losses resulted from PracticeWorks' willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. Notwithstanding any provision in this Agreement to the contrary, PracticeWorks shall not be liable under this Section
7.1 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

         SECTION 7.2 INDEMNIFICATION BY INFOCURE. InfoCure agrees to indemnify, defend and hold PracticeWorks harmless from and against any Loss to which PracticeWorks may become subject arising out of, by reason of or otherwise in connection with the provision hereunder by PracticeWorks of the PracticeWorks Services, other than Losses resulting from PracticeWorks' willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. InfoCure further agrees to indemnify, defend and hold PracticeWorks harmless from and against any Loss to which PracticeWorks may become subject arising out of, reason of or otherwise in connection with the provision hereunder by InfoCure of InfoCure Services to PracticeWorks where such Losses resulted from InfoCure's willful malfeasance, bad faith or gross negligence in the performance of their duties or reckless disregard of their obligations and duties under the terms of this Agreement. Notwithstanding any provision in this Agreement to the contrary, InfoCure shall not be liable under this Section 7.2 for any consequential, special or punitive damages (including but not limited to lost profits), except to the extent that such consequential, special or punitive damages relate to a Loss resulting from a Third Party Claim (as defined below).

                  SECTION 7.3 THIRD PARTY CLAIMS. (a) If a claim or demand is made against PracticeWorks or InfoCure (each, an "Indemnitee") by any Person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 7.1 or Section 7.2 hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen (15) Business Days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

                  (b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within thirty (30) days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel


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         inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided agreements, documents, books, records, files and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

                  (c) If the Indemnifying Party acknowledges in writing responsibility under this Section 7.3 for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

                  (d) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

                  (e) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

                  (f) The remedies provided in this Section 7.3 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                  SECTION 7.4 INDEMNIFICATION PAYMENTS. (a) Indemnification required by this Article VII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or any Loss is incurred. If the Indemnifying Party fails to make an indemnification payment required by this Section 7.4 within thirty (30) days after receipt of a bill therefore or notice that a loss, liability, claim, damage or expense has been incurred, the Indemnifying

         Party shall also be required to pay interest on the amount of such indemnification payment, from the date of receipt of the bill or notice of the Loss to, but not including the date of payment, at the Applicable Rate.

                  (b) The amount of any claim by an Indemnitee under this Agreement shall be reduced to reflect any actual tax savings received by any Indemnitee that result from the Indemnifiable Losses that gave rise to such indemnity.

         SECTION 7.5 SURVIVAL. The parties' obligations under this Article VII shall survive the termination of this Agreement.

                                  ARTICLE VIII.

                                 CONFIDENTIALITY

         Each party shall keep confidential all information received from the other party regarding the subject matter of this Agreement, including, without limitation, any information received with respect to products of InfoCure or PracticeWorks, and to use such information only for the purposes set forth in this Agreement unless otherwise agreed to in writing by the party from which such information was received. The covenants in this Article VIII shall survive any termination of this Agreement for a period of three (3) years from the date such termination becomes effective.

                                   ARTICLE IX.

                              TERM AND TERMINATION

         SECTION 9.1 TERM. Except as expressly provided in this Article IX, the initial term of this Agreement shall commence on the Distribution Date and continue through the end of December 31, 2001. This Agreement shall automatically renew at the end of the initial term for successive one-year terms until terminated in accordance with Section 9.2 hereof.

         SECTION 9.2 TERMINATION GENERALLY. This Agreement may be terminated at any time upon mutual consent by the parties.


         SECTION 9.3 TERMINATION OF SPECIFIC SERVICES. Any Management Service specified in Article II hereof may be terminated by the party receiving the Management Service at any time on 60 days' prior written notice to the other party provided, however, that in no event may any Management Services be terminated before February 28, 2001 except as set forth in Sections 9.4 and 9.5. Specific services provided hereunder may be terminated, or shall expire, as described in Article II hereof or in any schedule or addendum hereto. If and to the extent that either party incurs expenses in connection with and resulting from termination of any specific services provided hereunder, the other party shall reimburse such party for such costs or expenses promptly upon receipt of an itemized account thereof.


         SECTION 9.4 EARLY TERMINATION BY INFOCURE. InfoCure may terminate this Agreement by giving written notice to PracticeWorks under the following circumstances:

                  (a) if PracticeWorks shall default in the performance of any of its material obligations under, or breach any of its warranties set forth in, this Agreement, and such default or breach shall continue and not be remedied for a period of five (5) Business Days with respect to any payment obligations hereunder (including without limitation any payment obligations pursuant to Article IV) or a period of thirty (30) days with respect to any other obligations hereunder, after InfoCure has given written notice to PracticeWorks specifying such default or breach and requiring it to be remedied;

                  (b) if a Bankruptcy Event has occurred with respect to PracticeWorks;

                  (c) upon the occurrence of a Change in Control of PracticeWorks; or

                  (d) if PracticeWorks should assign or subcontract, or attempt to assign or subcontract, any interest in all or any part of this Agreement without the prior written consent of InfoCure, except as set forth in Section 12.13.

         SECTION 9.5 EARLY TERMINATION BY PRACTICEWORKS. PracticeWorks may terminate this Agreement by giving written notice to InfoCure under the following circumstances:

                  (a) if InfoCure shall default in the performance of any of its material obligations under, or breach any of its warranties set forth in, this Agreement, and such default or breach shall continue and not be remedied for a period of five (5) Business Days with respect to any payment obligations hereunder (including without limitation any payment obligations pursuant to Article IV) or a period of thirty (30) days with respect to any other obligations hereunder, after PracticeWorks has given written notice to InfoCure specifying such default or breach and requiring it to be remedied;

                  (b) if a Bankruptcy Event has occurred with respect to InfoCure;

                  (c) upon the occurrence of a Change in Control of InfoCure;
         or

                  (d) if InfoCure should assign or subcontract, or attempt to assign or subcontract, any interest in all or any part of this Agreement without prior written consent of PracticeWorks, except as set forth in Section 12.13.


         SECTION 9.6 POST-TERMINATION SERVICES. In the event of termination of this Agreement, or a service provided hereunder, pursuant to Section 9.2 hereof, the party providing the service shall be required at the other parties' option to continue to provide the terminated services of the type then being provided during the 60-day period referred to in Section 9.3 hereof and, whether or not the other party requests continuation of such services, it shall continue to pay the party providing the service the costs of such services for such 60-day period. Subsequent to such 60-day period, or in the event of termination of this Agreement pursuant to Section 9.4 or 9.5, corporate administrative services of the kind provided under the Agreement may continue to be provided on an as-requested basis, in which event the party receiving the services shall be charged by the other party a fee equal to the market rate for comparable services charged by third-party vendors. Such fee will be charged quarterly and payable within thirty (30) days. The obligations set forth in this Section 9.6 shall survive the termination of this Agreement.


                                   ARTICLE X.

                                    RECORDS.

         Each of the parties shall create and maintain full and accurate books in connection with the provision of the Services, and all other records relevant to this Agreement, and upon reasonable notice from the other party shall make available for inspection and copy by such other party's agents such records during reasonable business hours.

                                   ARTICLE XI.

                               DISPUTE RESOLUTION.

         SECTION 11.1 NEGOTIATION. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any Third Party is a party to such controversy, dispute or claim) (collectively, "Agreement Disputes"), the management of the parties shall negotiate in good faith for a reasonable period of time to settle such Agreement Dispute, provided such reasonable period shall not, unless otherwise agreed by the parties in writing, exceed thirty (30) days from the time the parties began such negotiations; provided, further, that in the event of any mediation or arbitration in accordance with Sections 11.2 and 11.3 hereof, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the parties began negotiations hereunder, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates shall not be deemed to have passed until such Agreement Dispute has been resolved.

         SECTION 11.2 MEDIATION. If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after sixty (60) days have elapsed from the time the parties began such negotiations) and the Agreement Dispute involves a controversy, dispute or claim of less than $500,000, such Agreement Dispute shall be determined, at the request of any party, by binding mediation conducted in Wilmington, Delaware or at another location which the parties mutually select, before a retired judge sitting on the panel of Judicial Arbitration & Mediation Services, Inc. The mediation process shall continue as the exclusive method of resolving the Agreement Dispute (other than negotiation between the parties) until the earlier of the Agreement Dispute being resolved and the mediator finding in good faith that all settlement possibilities have been exhausted and that the matter is not resolvable through mediation. If the mediator makes such a finding, at the request of any party, the Agreement Dispute shall then be determined by binding arbitration in accordance with
Section 11.3 hereof.

         SECTION 11.3 ARBITRATION. If after such reasonable period such management are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the parties, after sixty (60) days have elapsed from the time the parties began such negotiations) and the Agreement Dispute involves a controversy, dispute or claim of $500,000 or more, such Agreement Dispute shall be determined, at the request of any party, by binding arbitration conducted in Wilmington, Delaware or at another location which the parties mutually select, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the "Rules"). In any dispute between the parties hereto, the numbers of arbitrators shall be three. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Section 10(a) as in effect on the date hereof). If the parties are unable to agree on an arbitrator or arbitrators, the arbitrator or arbitrators shall be selected in accordance with the Rules. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article XI shall be determined by the arbitrator or arbitrators. In resolving any dispute, the parties intend that the arbitrator or arbitrators apply the substantive laws of the State of Delaware, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including
(a) the state courts of the State of Delaware, located in the City of Wilmington, or (b) the United States District Court for the District of Delaware, in accordance with Section 12.15 hereof. The arbitrator or arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator or arbitrators shall not be entitled to award punitive damages. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the undersigned shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing contained herein is intended to or shall be construed to prevent any party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

         SECTION 11.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XI with respect to all matters not subject to such dispute, controversy or claim.

         SECTION 11.5 OTHER REMEDIES. Nothing in this Article XI shall limit the right that any party may otherwise have to seek to obtain (a) preliminary injunctive relief in order to preserve the status quo pending the resolution of a dispute or (b) temporary or permanent injunctive relief from any breach of any provisions of this Agreement.

                                  ARTICLE XII.

                                 MISCELLANEOUS.

         SECTION 12.1 STATUS OF THE PARTIES. PracticeWorks shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent InfoCure. InfoCure shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for or represent PracticeWorks.

         SECTION 12.2 OTHER ACTIVITIES. Each party hereby recognizes that the other party now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of such party. Each party shall be free to render such advice and other services, and the other party hereby consents thereto. Each party shall devote so much of its time and attention to the performance of its duties under this Agreement as it deems reasonable or necessary to perform the services required hereunder in a manner consistent with that in which such services have been performed by such party in the past.

         SECTION 12.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) or transmitted by facsimile to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed delivered upon personal delivery, upon actual receipt or on the third business day after deposit in the mail:

         If to InfoCure:

                  InfoCure Corporation.
                  239 Ethan Allen Highway
                  Ridgefield, CT  06877
                  Attention:        General Counsel
                  Telephone:        (203) 438-3654
                  Facsimile:        (203) 438-6741

         With a copy to:

                  King & Spalding
                  191 Peachtree St., N.E.
                  Atlanta, Georgia 30303
                  Attention:        John J. Kelley III
                  Telephone:        (404) 572-4600

                  Facsimile:        (404) 572-5100

         To PracticeWorks:


                  1765 The Exchange
                  Suite 200
                  Atlanta, Georgia  30339
                  Attention:        Corporate Secretary
                  Telephone:        (770) 221-9990


                  Facsimile:        (770) 857-1300


         SECTION 12.4 FORCE MAJEURE. Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including but not limited to, armed conflict or economic dislocation resulting therefrom; embargoes; shortages of labor, raw materials, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; and accidents. The dates on which the obligations of a party are to be fulfilled shall be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from:

                  (a) Any of the foregoing causes, or

                  (b) Inability of that party, as a result of causes beyond its reasonable control, to obtain instruction or information from the other party in time to perform its obligations by such dates.

         SECTION 12.5 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements or understandings shall be deemed merged herein. No representations, warranties and certifications, express or implied, shall exist as between the parties except as stated herein.

         SECTION 12.6 WAIVERS, MODIFICATIONS, AMENDMENTS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by PracticeWorks, on the one hand, and InfoCure, on the other hand, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and in addition to other or further remedies provided by law or equity.

         SECTION 12.7 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person, corporation, partnership or other entity or any circumstance, is invalid and unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, corporations, partnerships or other entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any jurisdiction.

         SECTION 12.8 HEADINGS. The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

         SECTION 12.9 BINDING EFFECT. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, if any, and except as provided herein, shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, if any.

         SECTION 12.10 NO AGENCY OR PARTNERSHIP. Nothing in this Agreement will create, or will be deemed to create, a partnership or the relationship of principal and agent or of employer and employee between the parties.

         SECTION 12.11 PROVISIONS UNAFFECTED. Nothing contained in this Agreement shall affect the rights and obligations of InfoCure and PracticeWorks pursuant to the Distribution Agreement.

         SECTION 12.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

         SECTION 12.13 SUCCESSORS AND ASSIGNS. Neither InfoCure nor PracticeWorks may, directly or indirectly, assign or subcontract, or attempt to assign or subcontract, any of its rights or obligations under this Agreement, in whole or in part, by operation of law or otherwise, except with the prior written consent of the other party; it being understood that such consent shall not be unreasonably withheld if PracticeWorks or InfoCure assigns this Agreement to one of its affiliates with the financial and other resources and expertise to perform all of the obligations of such party hereunder. Any attempted assignment or delegation not in compliance with the forgoing shall be null and void and of no effect.

         SECTION 12.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and of the United States.

         SECTION 12.15 CONSENT TO JURISDICTION. Without limiting the provisions of Article XI hereof, each of the parties irrevocably submits to the exclusive jurisdiction of (a) the state courts of the State of Delaware, located in the City of Wilmington, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts of the State of Delaware, located in the City of Wilmington. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 12.15. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts of the State of Delaware, located in the City of Wilmington, or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 12.16 NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.





                                       INFOCURE CORPORATION



                                       By:
                                          -------------------------------------
                                          Frederick L. Fine
                                          Chief Executive Officer


                                       PRACTICEWORKS, INC.



                                       By:
                                          -------------------------------------
                                          James K. Price
                                          Chief Executive Officer

                                   SCHEDULE A


                               Fixed Fees for 2001